UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.         )*
                                          --------

                           Aastrom Biosciences, Inc.
      -----------------------------------------------------------------
                               (Name of Issuer)

                          Common Stock, No Par Value
      -----------------------------------------------------------------
                        (Title of Class of Securities)

                                  00253U107
                         ----------------------------
                                (CUSIP Number)

                                August 1, 1997
      -----------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)

     [x] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   Page 1 of 4 pages

CUSIP NO. 00253U107
          ---------
______________________________________________________________________________
1.  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Pfizer Inc.
         13-5315170
______________________________________________________________________________
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a)_____
         (b)_____
______________________________________________________________________________
3.  SEC USE ONLY


______________________________________________________________________________
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
______________________________________________________________________________
               5.   SOLE VOTING POWER
  NUMBER OF             864,546
   SHARES      _______________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY              0
    EACH
  REPORTING    _______________________________________________________________
   PERSON      7.   SOLE DISPOSITIVE POWER
    WITH:               864,546
               _______________________________________________________________
               8.   SHARED DISPOSITIVE POWER
                        0
______________________________________________________________________________
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           864,546
______________________________________________________________________________
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES (SEE INSTRUCTIONS)____
______________________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           6.4%
______________________________________________________________________________
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           CO
______________________________________________________________________________
                                     Page 2 of 4 pages

ITEM 1.

         (a) Name of Issuer:
             Aastrom Biosciences, Inc.

         (b) Address of Issuer's Principal Executive Offices:
             24 Frank Lloyd Wright Drive
             P. O. Box 376
             Ann Arbor, MI 48106

ITEM 2.

         (a) Name of Person Filing:
             Pfizer Inc.

         (b) Address of Principal Business Office or, if none, Residence:
             235 East 42nd Street
             New York, NY 10017

         (c) Citizenship:
             Delaware

         (d) Title of Class of Securities:
             Common Stock, No Par Value

         (e) CUSIP Number:
             00253U107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR RULE 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable

ITEM 4.  OWNERSHIP

         (a) Amount beneficially owned: 864,546

         (b) Percent of class: 6.4%

         (c) Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote: 864,546

              (ii)  Shared power to vote or to direct the vote: 0

              (iii) Sole power to dispose or to direct the disposition of:
                    864,546

              (iv)  Shared power to dispose or to direct the disposition of: 0

                                      Page 3 of 4 pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                        Date: May 28, 1998

                              PFIZER INC.


                              By  /s/ MARGARET M. FORAN
                                ----------------------------
                                 Name: Margaret M. Foran
                                 Title: Assistant Secretary

                                 Page 4 of 4 pages